EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                                    Year Ended December 31,
                                                 -------------------------------
                                                  1999        1998        1997
                                                 -------     -------     -------
Net earnings                                     $66,831     $55,511     $41,644
                                                 =======     =======     =======
Weighted average shares:
     Common shares outstanding                    64,079      64,005      63,363

     Common equivalent shares issuable
     upon exercise of employee stock
     options                                       1,211       1,245       1,413
                                                 -------     -------     -------
Diluted weighted average shares                   65,290      65,250      64,776
                                                 =======     =======     =======

Basic earnings per share                         $  1.04     $   .87     $   .66
                                                 =======     =======     =======

Diluted earnings per share                       $  1.02     $   .85     $   .64
                                                 =======     =======     =======